CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
January 1, 1994 to December 31, 1996

                                                    Capital   Unrealized
                                                    in Excess  Gains
                                          Common    of Stated (Losses)  Retained    Treasury
                                           Stock      Value   Investme  Earnings     Shares      Total
Balance January 1, 1994                 $1,829,000 $4,887,000    $    $18,751,000 ($1,563,000)$23,904,000
     Net Income                              ---        ---       ---   2,617,000       ---     2,617,000
  Shares of common stock issued in
    connection with restricted stock grants,
    401(k) plan & exercise of options        ---       92,000     ---    (176,000)    311,000     227,000
  Purchase of treasury shares                ---        ---       ---       ---      (126,000)   (126,000)
  Cash dividends paid                        ---        ---       ---    (164,000)      ---      (164,000)
  Equity in other capital changes of
    First Indiana Corporation, net of
    deferred income taxes                    ---        ---       ---     (29,000)      ---       (29,000)
                                         ---------   --------    ----  ----------   ---------   ---------
Balance, December 31, 1994               1,829,000  4,979,000     ---  20,999,000  (1,378,000) 26,429,000

     Net Income                              ---        ---       ---   3,358,000       ---     3,358,000
  Shares of common stock issued in
     connection with restricted grants,
     401(k) plan & exercise of options       ---        7,000              84,000     176,000     267,000
Purchase of Treasury shares                  ---        ---       ---       ---      (417,000)   (417,000)
Cash dividends paid                          ---        ---       ---    (327,000)      ---      (327,000)
Unrealized gains on short-term
     investments, net of deferred
     income taxes                            ---        ---    72,000       ---         ---        72,000
Equity in other capital changes of
     First Indiana Corporation, net of
     deferred income taxes                   ---        ---       ---     116,000       ---       116,000
                                         ---------   --------  ------  ----------   ---------   ---------
Balance, December 31, 1995               1,829,000  4,986,000  72,000  24,230,000  (1,619,000) 29,498,000

Net income                                   ---        ---       ---   2,039,000       ---     2,039,000
Shares of common stock issued in
     connection with restricted grants,
     & exercise options                      ---      195,000     ---      64,000     120,000     379,000
Purchase of Treasury shares                  ---        ---       ---       ---      (237,000)   (237,000)
Cash dividends paid                          ---        ---       ---    (409,000)      ---      (409,000)
Unrealized gains on short-term
     investments, net of deferred
     income taxes                            ---        ---   (72,000)      ---         ---       (72,000)
Equity in other capital changes of
     First Indiana Corporation, net of
     deferred income taxes                   ---        ---       ---      38,000       ---        38,000
                                         ---------  ---------   -----  ----------   ---------  ----------
Balance, December 31, 1996              $1,829,000 $5,181,000         $25,962,000 ($1,736,000)$31,236,000
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See accompanying Notes to Consolidated Financial Statements
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